Western Digital Corporation
ID: 33-0956711
3355 Michelson Drive, Suite 100
Irvine, CA 92612
(949) 672-7000 x 27985/27986
Notice of Grant of Stock Units
and Stock Unit Award Agreement - Executives

[Name]                            Award Number:
[Address]                        Plan:
ID:

Congratulations! Effective [date], you have been granted stock units of Western Digital Corporation (the “Corporation”). These stock units were granted under the Amended and Restated 2004 Performance Incentive Plan (the “Plan”).1,2

Total Target Number of Stock Units:
Measurement Period covered by grant: [____] to [_____] (the “Measurement Period”). The actual number of stock units that vest and become payable based on performance during the Measurement Period may range from 0% to 200% of the total target number of Stock Units subject to the award.

Your stock unit award is subject to the terms and conditions of this Notice, the attached Standard Terms and Conditions for Performance Stock Unit Awards - Executives (the “Standard Terms”) and the Plan. By accepting the award, you are agreeing to the terms of the award as set forth in those documents. You should read the Plan, the Prospectus for the Plan, and the Standard Terms. The Standard Terms and the Plan are each incorporated into (made a part of) this Notice by this reference. You do not have to accept your award. If you do not agree to the terms of your award, you should promptly return this Notice to the Western Digital Corporation Stock Plans Administrator.
A copy of the Plan, the Prospectus for the Plan, and the Standard Terms have been provided to you. If you need another copy of these documents, or if you would like to confirm that you have the most recent version, please contact the Corporation’s Stock Plans Administrator.

1. The number of stock units subject to the award is subject to adjustment under Section 7.1 of the Plan (for example, and without limitation, in connection with stock splits).
2. The stock units covered by the award are subject to forfeiture under Section 8 of the attached Standard Terms and Conditions for Performance Stock Unit Awards.

Western Digital Corporation 3355 Michelson Drive, Suite 100
Irvine, California 92612 Telephone 949 672-7000

STANDARD TERMS AND CONDITIONS FOR
PERFORMANCE STOCK UNIT AWARDS - EXECUTIVES
Amended and Restated 2004 Performance Incentive Plan

1.	Stock Units Subject to 2004 Performance Incentive Plan

The Stock Unit Award (the “Award”) referred to in the attached Notice of Grant of Stock Units and Stock Unit Award Agreement (the “Notice”) was awarded under the Corporation’s Amended and Restated 2004 Performance Incentive Plan (the “Plan”). Each stock unit covered by the Award (“Stock Unit”) is a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to adjustment as provided in Section 7.1 of the Plan). The holder of the Stock Units is referred to herein as the “Participant.” Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Participant if Stock Units held by such Participant vest pursuant to Section 4, Section 7 or Section 8 and shall not be treated as property or as a trust fund of any kind. The target number of Stock Units granted to the Participant shall be credited to an unfunded bookkeeping account maintained by the Corporation on behalf of the Participant (a “Stock Unit Account”).

The Stock Units are subject to the terms and provisions of the Notice, these Standard Terms and Conditions for Performance Stock Unit Awards - Executives (these “Standard Terms”), and the Plan. To the extent any information in the Notice, the prospectus for the Plan, or other information provided by the Corporation conflicts with the Plan and/or these Standard Terms, the Plan or these Standard Terms, as applicable, shall control. To the extent any terms and provisions in these Standard Terms conflict with the terms and provisions of the Plan, the Plan shall control. Capitalized terms not defined herein have the meanings set forth in the Plan or in the Notice, as applicable.

2.	Award Agreement

The Notice and these Standard Terms, together, constitute the Award Agreement with respect to the Award pursuant to Section 5.3 of the Plan.

3.	Deferral of Stock Units

Notwithstanding anything to the contrary contained herein, the Participant may elect, on a form and in a manner provided by the Corporation and by any applicable deferral election deadline, to defer the Stock Units subject to the Award under the Corporation’s Deferred Compensation Plan (the “Deferred Compensation Plan”). If the Participant makes such a deferral election, the Stock Units will be paid (to the extent vested) in accordance with the payment provisions of the Deferred Compensation Plan (including without limitation the provisions requiring a six-month payment delay in the event that the Participant is a “specified employee” for purposes of Section 409A of the Code), which are incorporated herein by this reference, and any applicable deferral election made by the Participant under and in accordance with the rules of the Deferred Compensation Plan. Whether or not the Participant elects to defer the Stock Units, any shares of Common Stock issued or delivered with respect to the Stock Units shall be charged against the applicable share limits of the Plan.

4.	Vesting

Within a reasonable period of time following the end of the Measurement Period, the Committee shall determine, in accordance with the performance goals and related criteria and methodology established by the Committee for the Measurement Period, the extent to which the performance goals have been achieved and the actual number of Stock Units becoming vested based on performance during the Measurement Period. Any Stock Units (including any related Stock Units credited as dividend equivalents pursuant to Section 5) that have not become vested based on performance during the Measurement Period shall terminate as of the end of the Measurement Period, and the Participant shall have no further rights with respect to such terminated Stock Units.

Except as expressly provided in Sections 7 and 8 below, the vesting schedule for the Stock Units requires continued employment through the end of the Measurement Period as a condition to the vesting of any Stock Units that vest based on performance and the rights and benefits under this Award Agreement with respect to such Stock Units. Except as expressly provided in Sections 7 and 8 below, employment for only a portion of the applicable vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 8 below or under the Plan.

5.	Dividend Equivalent Rights Distributions

As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Participant’s Stock Unit Account with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the number of Stock Units remaining subject to the Award as of the related dividend payment record date, divided by (iii) the Fair Market Value of a share of Common Stock on the date of payment of such dividend. For these purposes, any Stock Units that vest and become payable in excess of the target number of Stock Units shall be considered to have been granted on the grant date set forth in the Notice. The Stock Units credited pursuant to the foregoing provisions of this Section 5 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate (including, for any Stock Units deferred pursuant to Section 3, the payment provisions of the Deferred Compensation Plan and any applicable deferral election made by the Participant under and in accordance with the rules of the Deferred Compensation Plan).

6.	Timing and Manner of Payment of Stock Units

Except as provided in Sections 3, 7 or 8, any Stock Units that vest pursuant to the terms of the Notice and these Standard Terms shall be paid within seventy (70) days following the end of the Measurement Period. For any Stock Units that become payable (whether pursuant to this Section 6, Section 7 or Section 8 hereof or Section 7 of the Plan), the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its sole discretion) equal to the number of Stock Units becoming payable (including any Stock Units credited as dividend equivalents pursuant to Section 5 with respect to the Stock Units that vest and become payable), subject to adjustment as provided in Section 7 of the Plan. The Corporation’s obligation to deliver shares of Common Stock with respect to Stock Units that vest and become payable is subject to the condition precedent that the Participant (or other person entitled under the Plan to receive any shares with respect to the vested Stock Units) delivers to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan in advance of the scheduled payment date. The Participant shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 6 or that are terminated pursuant to Section 4 or Section 8 hereof or Section 7 of the Plan, and such Stock Units shall be removed from the Participant’s Stock Unit Account upon the date of such payment or termination. The Corporation may, in its sole discretion, settle any Stock Units credited as dividend equivalents by a cash payment equal to the Fair Market Value of a share of Common Stock on the date of payment (as opposed to payment in the form of shares of Common Stock).

7.	Change in Control Event Generally

Subject to Sections 7.5, 7.6 and 7.7 of the Plan, upon (or, as may be necessary to effectuate the purposes of this acceleration, immediately prior to) the occurrence of a Change in Control Event in which the Stock Units subject to the Award are to terminate (i.e., the Administrator has not made a provision for the substitution, assumption, exchange or other continuation of the Award and the Award will not otherwise continue in accordance with its terms in the circumstances), the target number of Stock Units subject to the Award that are then outstanding and unvested immediately prior to the Change in Control Event (or such greater number of Stock Units as the Committee, in its sole discretion, may deem appropriate in the circumstances, and subject to pro-ration as provided in Section 8(a) in the event the Participant had died during the Measurement Period and prior to the Change in Control Event) shall vest and be paid as soon as practicable following (and in all events no more than seventy (70) days after) the Change in Control Event. Notwithstanding the foregoing or anything in this Award Agreement or the Plan, if the Participant has elected to defer the Stock Units as provided in Section 3, then payment with respect to such deferred Stock Units shall not be made until such Stock Units would have become payable without regard to this Section 7 or Section 7 of the Plan and the Administrator may (to the extent the Stock Units subject to the Award would otherwise terminate in connection with the Change in Control Event) provide for a cash amount of equivalent value at the time of the Change in Control Event to be paid in respect of the deferred Stock Units in lieu of the shares otherwise subject to such Stock Units.

8.	Termination of Employment

(a)    Termination of Employment Generally. Subject to earlier vesting as provided in Section 7 or below in this Section 8, if the Participant ceases to be employed by the Corporation or its Subsidiaries for any reason (the last day that the Participant is employed by the Corporation or a Subsidiary prior to a period of non-employment by any such entity is referred to as the Participant’s “Severance Date”), the Participant’s Stock Units shall, to the extent such Stock Units have not become vested upon the Severance Date, be forfeited to the Corporation effective immediately following the Severance Date; provided, however, that in the event of the Participant’s death at a time when the Participant is employed by the Corporation or any of its Subsidiaries, a pro-rata portion of the then outstanding and otherwise unvested target number of Stock Units shall remain outstanding and eligible to vest based on the achievement of the applicable performance goals as set forth in Section 4, and shall be paid to the Participant’s legal representative as provided in Section 6 above. In the event the date of the Participant’s death is at a time when the Participant is employed by the Corporation or any of its Subsidiaries, the pro-rata portion of the target number of Stock Units that shall remain eligible to vest equals: the number of Stock Units multiplied by a fraction the numerator of which is the number of days in the Measurement Period that the Participant was employed by the Corporation or one of its Subsidiaries prior to the Participant’s death and the denominator of which is the total number of days in the Measurement Period.
(b)    Involuntary Termination of Employment. In the event the Participant ceases to be employed by the Corporation or any of its Subsidiaries during the Measurement Period as a result of a termination of employment under circumstances that give rise to the payment of severance payments under either the Corporation’s Executive Severance Plan or Amended and Restated Change of Control Severance Benefits Plan (in accordance with the terms of such plans and as each may be amended from time to time), the target number of Stock Units subject to the Award that are then outstanding and unvested immediately prior to such a termination of employment shall vest and be paid within seventy (70) days following the date of such termination of employment. For the avoidance of doubt, and not in any way in limitation of the Participant’s rights to earn the Stock Units based on performance, if such a termination occurs after the end of the Measurement Period, the Participant shall not be entitled to receive by virtue of his termination of employment any Stock Units to the extent not otherwise earned based on performance pursuant to Section 4. Notwithstanding the foregoing payment terms of this Section 8(b), if the Participant has elected to defer the Stock Units as provided in Section 3, then payment with respect to such deferred Stock Units shall not be made until such Stock Units would have become payable without regard to this Section 8(b).

9.	Adjustments

Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator will make adjustments if appropriate in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited or to be credited pursuant to Section 5.

10.	Withholding Taxes

Upon or in connection with the vesting of the Stock Units, the payment of dividend equivalents and/or the distribution of shares of Common Stock in respect of the Stock Units, the Corporation (or the Subsidiary last employing the Participant) shall have the right at its option to (a) require the Participant to pay or provide for payment in cash of the amount of any taxes that the Corporation or the Subsidiary may be required to withhold with respect to such vesting, payment and/or distribution, or (b) deduct from any amount payable to the Participant the amount of any taxes which the Corporation or the Subsidiary may be required to withhold with respect to such vesting, payment and/or distribution. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Award Agreement, the Administrator may, in its sole discretion, direct the Corporation or the Subsidiary to reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy such withholding obligation at the minimum applicable withholding rates. Any deferred Stock Units shall be subject to the tax withholding provisions of the Deferred Compensation Plan.

11.	Nontransferability

Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated, encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

12.	No Right to Employment

Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.

13.	Rights as a Stockholder

Subject to the provisions of the Plan, the Notice and these Standard Terms, the Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5 with respect to dividend equivalent rights) and no voting rights with respect to Stock Units awarded to the Participant and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

14.	Notices

Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 14.

15.	Arbitration

Any controversy arising out of or relating to this Award Agreement (including these Standard Terms) and/or the Plan, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy arising out of or related to the Award, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, U.S.A., before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Award Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable U.S. state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute. By accepting the Award, the Participant consents to all of the terms and conditions of this Award Agreement (including, without limitation, this Section 15).

16.	Governing Law

This Award Agreement, including these Standard Terms, shall be interpreted and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereunder) and applicable United States federal law.

17.	Severability

If the arbitrator selected in accordance with Section 15 or a court of competent jurisdiction determines that any portion of this Award Agreement (including these Standard Terms) or the Plan is in violation of any statute or public policy, then only the portions of this Award Agreement or the Plan, as applicable, which are found to violate such statute or public policy shall be stricken, and all portions of this Award Agreement and the Plan which are not found to violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any order striking any portion of this Award Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

18.	Entire Agreement

This Award Agreement (including these Standard Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof, including, without limitation, any provisions of the Participant’s employment agreement with the Corporation that entitle the Participant to receive a grant of “integration performance units”. By accepting the Award, the Participant hereby agrees that the Award is in full satisfaction of the Participant’s rights to receive “integration performance units” pursuant to the terms of the Participant’s employment agreement with the Corporation. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

19.	Section Headings

The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

20.	Construction

It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent.

21.	Clawback Policy

The Stock Units are subject to the forfeiture and clawback provisions of Section 8.14(a) of the Plan.

22.	No Advice Regarding Grant

The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 10 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

EXHIBIT A

LTI STOCK UNIT AWARD - EXECUTIVES
Performance Goals